Exhibit 10.2

EMPLOYMENT AGREEMENT

                  THIS AGREEMENT ("Agreement"), dated as of July 4, 2016 between 1-800-FLOWERS.COM, INC., a Delaware corporation (the "Company"), and CHRISTOPHER G. MCCANN (the "Executive")

W I T N E S S E T H

                  WHEREAS, the Company desires to continue to employ the Executive, and the Executive desires to accept such continued employment, on the terms and conditions set forth herein.

                  NOW, THEREFORE, in consideration of the mutual promises, representations and warranties set forth herein, and for other good and valuable consideration, it is hereby agreed as follows:

                  1. EMPLOYMENT. The Company hereby agrees to employ the Executive, and the Executive hereby accepts such employment, upon the terms and conditions set forth herein.

                  2. TERM. Subject to the provisions of Section 10  hereof, the period of the Executive's employment under this Agreement shall  be from July 4, 2016 through June 27, 2021, as may be extended as hereinafter  provided (the "Term"). As of the last day of the fiscal year of the Company including the date hereof and each subsequent fiscal year (each, a “Fiscal Year”) (each such last day hereinafter called a "Renewal Date"), the Term shall be automatically extended by one additional year (i.e., to include a period of 60 months commencing on each Renewal Date) unless, at least 180 days prior to any such Renewal Date, the Company shall deliver to the Executive or the Executive shall deliver to the Company written notice that the Term will not be further extended.

                  3. POSITION AND DUTIES.

                           (a) During the Term, the Executive shall serve as the Chief Executive Officer and President of the Company and shall have such duties consistent with such offices as from time to time may be prescribed by the Board of Directors of the Company (the "Board").  During the Term, the Executive and the Company agree that the Executive shall serve as a member of the Board and a member of the Board of Directors of any of the Affiliates (as such term is defined herein) of the Company and as a member of any committee or committees of the Board and the Board of Directors of any of the Affiliates of the Company, subject in each case to the Executive's election as such.

                           (b) During the Term, the Executive shall perform and discharge the duties that may be assigned to him by the Board from time to time in accordance with this Agreement, and the Executive shall devote his best talents, efforts and abilities to the performance of his duties hereunder.

                           (c) During the Term, the Executive shall perform such duties on a full-time basis.  Notwithstanding the foregoing, the Executive shall not be precluded from engaging in other outside business activities, provided that such activities do not materially interfere with the Executive's performance of his duties hereunder.

                  4. BASE SALARY.  For the Executive's services hereunder, the Company shall pay the Executive a minimum annual salary (as the same shall be increased from time to time, the "Base Salary") of $775,000, payable in accordance with the customary payroll practices of the Company.  Base Salary will be reviewed periodically by the Compensation Committee of the Board (the “Compensation Committee”) for possible increase, as determined by the Compensation Committee.

                  5. ADDITIONAL COMPENSATION.

                           (a) BONUSES.  During the Term, the Executive shall be eligible to participate in the Sharing Success Plan of the Company or such other annual bonus arrangements as the Company may make available to its executive employees (individually and collectively, the "Bonus Arrangement"), in accordance with the terms and conditions of the Bonus Arrangement, as they may exist from time to time.  The Executive’s annual target award under the Bonus Arrangement will be 100% of his Base Salary, and such target will be reviewed periodically by the Compensation Committee for possible increase, as determined by the Compensation Committee.  Any bonus payable under this Section shall be paid to the Executive after the end of the Fiscal Year for which it is earned but no later than the fifteenth day of the third month of the Fiscal Year following the Fiscal Year for which the bonus is earned.

                           (b) LONG TERM INCENTIVE COMPENSATION.  The Executive shall be eligible to participate in any long term incentive compensation plans maintained by the Company, including, without limitation, the Company’s 2003 Long Term Incentive and Share Award Plan (the "Long Term Incentive Plan"), in accordance with the terms and conditions thereof, as applicable to other executive officers of the Company.  The Executive’s annual target award under the Long Term Incentive Plan shall be 90% of his Base Salary, and such target will be reviewed periodically by the Compensation Committee for possible increase, as determined by the Compensation Committee.  All such awards will be granted in the form of restricted shares of the Company’s Class A Common Stock (or substantially similar restricted share units) that are contingent on meeting performance goals established by the Compensation Committee.

                  6. OTHER BENEFITS. During the Term, the Company shall provide the Executive with the following benefits:

                           (a) MEDICAL AND HEALTH INSURANCE BENEFITS.  The Company shall, at its own expense, provide the Executive and his eligible dependents with the medical, health and dental insurance coverage generally provided by the Company to its other executive employees.

                           (b) 401(k) PLAN.  The Executive shall be entitled to participate in the Company's 401(k) Plan in accordance with the terms and conditions of such plan.

                           (c) OTHER BENEFITS.  The Company shall make available to the Executive any and all other employee or fringe benefits (in accordance with their terms and conditions) which the Company may generally make available to its other executive employees.

                           (d) KEY-MAN LIFE INSURANCE.  The Company may purchase one or more "key man" insurance policies on the Executive's Life ("key man policies"), each of which will be payable to and owned by the Company.  The Company, in its sole discretion, may select the amount and type of key man policies purchased, and the Executive will have no interest in any key man policies.  The Executive agrees to reasonably cooperate with the Company in securing the key man policies, by submitting to all reasonably requested medical examinations, supplying all reasonably requested information and executing all documents in order for the Company to secure the key man policies.

                  7. TRANSPORTATION.  During the Term, the Company shall reimburse the Executive for expenses he incurs in connection with his acquisition and/or maintenance of two automobiles, such as automobile lease or loan payments, plus such amount(s) as may be required to reimburse the Executive for expenses such as registration, insurance, repairs, maintenance, license fees, parking, gasoline and oil incurred by the Executive incident to the use of such automobiles.

                  8. REIMBURSEMENT OF EXPENSES.  During the Term, the Company shall pay or reimburse the Executive for all reasonable travel (at first class level), entertainment and other business expenses actually incurred or paid by the Executive in the performance of his duties hereunder upon presentation of expense statements and/or such other supporting information as the Company may reasonably require of the Executive.

                  9. VACATIONS.  The Executive shall be entitled to no less than four weeks of paid vacation during each full calendar year of the Term (and a pro rata portion thereof for any portion of the Term that is less than a full calendar year).

                  10. TERMINATION.  The employment hereunder of the Executive may be terminated prior to the expiration of the Term in the manner described in this Section 10.

                           (a) TERMINATION BY THE COMPANY FOR GOOD CAUSE.  The Company shall have the right to terminate the employment of the Executive for Good Cause (as such term is defined herein) by written notice to the Executive specifying the particulars of the circumstances forming the basis for such Good Cause.

                           (b) TERMINATION UPON DEATH.  The employment of the Executive hereunder shall terminate immediately upon his death.

                           (c) VOLUNTARY RESIGNATION BY THE EXECUTIVE.  The Executive shall have the right to voluntarily resign his employment hereunder for other than Good Reason (as such term is defined herein) by written notice to the Company.

                           (d) TERMINATION BY THE COMPANY WITHOUT GOOD CAUSE.  The Company shall have the right to terminate the Executive's employment hereunder without Good Cause by written notice to the Executive.

                           (e) RESIGNATION BY THE EXECUTIVE FOR GOOD REASON.  The Executive shall have the right to terminate his employment for Good Reason by written notice to the Company specifying the particulars of the circumstances forming the basis for such Good Reason.

                           (f) TERMINATION DATE.  The "Termination Date" is the date as of which the Executive's employment with the Company terminates.  Any notice of termination given pursuant to the provisions of this Agreement shall specify the Termination Date.

                           (g) CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

                                    (i) "Person" means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, joint venture, court, government (or political subdivision or agency thereof) or other entity.

                                    (ii) "Good Cause" shall exist if, and only if, the Executive (A) willfully and repeatedly fails in any material respect to perform his obligations hereunder as provided herein, provided that such Good Cause shall not exist unless the Company shall first have provided the Executive with written notice specifying in reasonable detail the factors constituting such material failure and such material failure shall not have been cured by the Executive within 30 days after such notice or, if impracticable of being cured within such 30 day period, such longer period as may reasonably be necessary to accomplish the cure; (B) has been convicted of a crime which constitutes a felony under applicable law or has entered a plea of guilty or nolo contendere with respect thereto; or (C) is unable, by reason of physical or mental illness, to perform his material duties and responsibilities under this Agreement for a period of 180 consecutive days or a period of in excess of 270 days (whether or not consecutive) during any calendar year during the Term.

                                    (iii) "Good Reason" means the occurrence of any of the following events:

                                            (A) the assignment to the Executive of any duties inconsistent in any material respect with the Executive's then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action or actions by the Company which when taken as a whole results in a significant diminution in the Executive's position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company immediately after receipt of notice thereof given by the Executive;

                                            (B) a material breach by the Company of one or more provisions of this Agreement, provided that such Good Reason shall not exist unless the Executive shall first have provided the Company with written notice specifying in reasonable detail the factors constituting such material breach and such material breach shall not have been cured by the Company within 30 days after such notice or, if impracticable of being cured within such 30 day period, such longer period as may reasonably be necessary to accomplish the cure;

                                            (C) the Company requiring the Executive to be based at any location other than within 25 miles of the Company's current executive office location, except for requirements of temporary travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations existing immediately prior to the date of this Agreement; and

                                            (D) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement.

                                    (iv) "Affiliate" shall mean with respect to any Person, any other Person, who directly or indirectly, is in control of, is controlled by or is under common control with, such Person.  For the purposes of this definition, "CONTROL" (including, with correlative meanings, the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of capital stock, by contract or otherwise.

                  11. OBLIGATIONS OF COMPANY ON TERMINATION.  Notwithstanding anything in this Agreement to the contrary, the Company's obligations on termination of the Executive's employment shall be as described in this Section 11.

                           (a) OBLIGATIONS OF THE COMPANY IN THE CASE OF TERMINATION WITHOUT GOOD CAUSE OR RESIGNATION BY THE EXECUTIVE FOR GOOD REASON.  In the event that prior to the expiration of the Term, the Company terminates the Executive's employment pursuant to Section 10(d), or pursuant to Section 10(e), the Company shall provide the Executive with the following:

                                    (i) AMOUNT OF SEVERANCE PAYMENT.  Subject to Section 24 below, within sixty (60) days following the Termination Date, the Company shall pay the Executive a single lump sum cash payment (the "Severance Payment") equal to the sum of the following:

                                            (A) provided the Executive executes and delivers to the Company (and does not revoke during any applicable revocation period required by statute) a general release of claims in form and substance reasonably acceptable to the Company on or before the date that is fifty (50) days after the Termination Date, $1,000,000 plus the Base Salary otherwise payable to the Executive for the then remaining duration of the Term; and

                                            (B) any Base Salary, Bonus Arrangement bonuses, vacation and unreimbursed expenses accrued but unpaid as of the Termination Date.

                                     (ii) MEDICAL AND HEALTH INSURANCE.  The Company shall, at its sole expense, provide the Executive (and his dependents) with the highest level of coverage provided to any executive employee of the Company under (and in accordance with the terms and conditions of) the Company's medical and health insurance plans, as in effect from time to time, for the otherwise remaining duration of the Term; provided that to the extent such coverage may be unavailable under such medical and health insurance plans due to restrictions imposed by the insurer(s) under such plans, the Company shall provide equivalent coverage, if such coverage is available.

                           (b) OBLIGATIONS OF THE COMPANY IN CASE OF TERMINATION FOR DEATH, VOLUNTARY RESIGNATION OR GOOD CAUSE.  Upon termination of the Executive's employment pursuant to Section 10(b), pursuant to Section 10(c) or pursuant to Section 10(a), the Company shall have no payment or other obligations hereunder to the Executive, except for the payment of any Base Salary, Bonus Arrangement bonuses, benefits or unreimbursed expenses accrued but unpaid as of the date of such termination.

                  12. RESTRICTIVE COVENANTS.

(a)              NONCOMPETITION/ NONSOLICITATION.  In the event of the termination of the Executive's employment pursuant to Section 10(a) or pursuant to Section 10(c), during the two-year period commencing on the Termination Date, the Executive shall not, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be employed, consult to or engaged by or otherwise affiliated or associated with, whether as a sole proprietor, shareholder (except as a holder of not more than five percent of any class of the outstanding shares of a publicly held corporation), owner, partner, joint venturer, employee, agent, manager, salesman, consultant, advisor, independent contractor, officer, director, promoter or otherwise, whether or not for compensation, with respect to any corporation, partnership, proprietorship, firm, association or other business entity which is engaged primarily in a Competitive Business.  For purposes of this Agreement, a Competitive Business is defined as any business that competes with the businesses of the Company and its Affiliates as of the Termination Date.  In addition, the Executive shall not, during the [two-year] period following termination of his employment pursuant to Section 10(a) or 10(c), engage in any of the following, directly or indirectly, without the prior written consent of the Company:

(i)            Influence or attempt to influence any person to either (i) terminate or modify his/her employment with the Company or its Affiliates, (ii) solicit for employment, directly or indirectly, any person employed by the Company or its Affiliates as an employee, or (iii) employ, or otherwise retain the services of, directly or indirectly, any person employed by the Company or its Affiliates as an employee;

(ii)           Influence or attempt to influence a supplier or customer, including, without limitation, any individual or corporate customer of the Company or its Affiliates or any other person or entity with whom the Company or its Affiliates shall have dealt, to terminate or modify any written or oral agreement or course of dealing with the Company or its Affiliates; or

(iii)      Influence or attempt to influence a supplier or customer, including, without limitation, any individual or corporate customer of the Company or its Affiliates, any recipient of products of the Company or its Affiliates, or any other person or entity with whom the Company or its Affiliates shall have dealt, for the purpose of offering or selling any products or services which are identical, substantially similar or comparable to the services or products offered by the Company or its Affiliates.

                           (b)         CONFIDENTIAL INFORMATION.  The Executive recognizes and acknowledges that, in connection with his employment with the Company, he has had and will continue to have access to valuable trade secrets and confidential information of the Company and its Affiliates, including, but not limited to, management reports, customer, supplier and mailing lists, business methods and processes, advertising, marketing, promotional, pricing and financial information and data relating to officers, employees, agents and consultants (collectively, "CONFIDENTIAL INFORMATION") and that such Confidential Information is being made available to the Executive only in connection with the furtherance of his employment with the Company and/or its Affiliates.  The Executive agrees that he will not at any time, directly or indirectly, use for any purpose, disclose or make available to any person any of such Confidential Information, except that disclosure of Confidential Information will be permitted: (i) to the Company and/or its Affiliates and the advisors of the Company and/or its Affiliates; (ii) if such Confidential Information has previously become available to the public through no fault of the Executive; (iii) if required by any court or governmental agency or body or is otherwise required by law; (iv) if necessary to establish or assert the rights of the Executive hereunder; (v) if expressly consented to in writing by the Company; or (vi) if necessary to carry on the Company's business in the ordinary course or to perform the Executive's duties hereunder.

                  13. SEVERABILITY.  Should any provision of this Agreement be held, by a court of competent jurisdiction, to be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid or unenforceable, and this Agreement and each other provision hereof shall be enforceable and valid to the fullest extent permitted by law.

                  14. ARBITRATION.  Any and all disputes, controversies  or claims arising out of or relating to this Agreement, or the enforcement or breach thereof, shall be settled by arbitration conducted in the County of Nassau, in the State of New York, and in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") and the Supplementary Procedures for Large, Complex Disputes; provided, however, that any dispute, controversy or claim with respect to Section 12, may not be submitted to arbitration and shall only be submitted to a court in accordance with Section 15. The arbitral tribunal shall consist of three arbitrators.  The Company and the Executive shall each select and appoint one arbitrator within 30 days of initiation of the arbitration and those arbitrators shall jointly appoint a third arbitrator within 30 days of their selection and appointment.  If the third arbitrator is not appointed as provided above, such arbitrator shall be appointed by the AAA as provided in the Arbitration Rules.

                  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  The parties hereto hereby waive to the extent permitted by law any rights to appeal or to seek review of such award by any tribunal.  The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral award may be entered in court in accordance with the provisions of Section 15 hereof.

                  15. CONSENT TO JURISDICTION.  Subject to Section 14 hereof, the Company and the Executive irrevocably and voluntarily submit to personal jurisdiction in the State of New York and in the Federal and state courts in such state located in the Eastern District of New York in any action or proceeding arising out of or relating to this Agreement and agree that all claims in respect of such action or proceeding may be heard and determined in any such court.  The Company and the Executive agree that any action or proceeding instituted by one party against the other party with respect to this Agreement will be instituted exclusively in the state courts located in, and in the United States District Court for the Eastern District of New York.  The Company and the Executive irrevocably and unconditionally waive and agree not to plead, to the fullest extent permitted by law, any objection that they may now or hereafter have to the laying of venue or the convenience of the forum of any action or proceeding with respect to this Agreement in any such courts.

                  16. SUCCESSORS AND ASSIGNS.

                          (a) This Agreement and all rights under this Agreement are personal to the Executive and shall not be assignable other than by will or the laws of descent and distribution.  All of the Executive's rights under the Agreement shall inure to the benefit of his heirs, personal representatives, designees or other legal representatives, as the case may be.

                          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  Any Person succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall assume by contract or operation of law the obligations of the Company under this
Agreement.

                  17. GOVERNING LAW.  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflicts of laws rules thereof.

                  18. NOTICES.  All notices, requests and demands given to or made upon the respective parties hereto shall be deemed to have been given or made three business days after the date of mailing when mailed by registered or certified mail, postage prepaid, or on the date of delivery if delivered by hand, or one business day after the date of delivery by Federal Express or other reputable overnight delivery service, addressed to the parties at their addresses set forth below or to such other addresses furnished by notice given in accordance with this Section 18: (a) if to the Company, to 1-800-FLOWERS.COM, One Old Country Road, Suite 500, Carle Place, New York 11514 , and (b) if to the Executive, to the last address delivered to the Company by the Executive in the manner set forth herein.

                  19. WITHHOLDING.  All payments required to be made by the Company to the Executive under this Agreement shall be subject to withholding taxes, social security and other payroll deductions in accordance with applicable law and the Company's policies applicable to executive employees of the Company.

                  20. COMPLETE UNDERSTANDING.  Except as expressly provided below, this Agreement supersedes any prior contracts, understandings, discussions and agreements relating to employment between the Executive and the Company, and constitutes the complete understanding between the parties with respect to the subject matter hereof.  Without limiting the generality of the foregoing, this Agreement supersedes the employment agreement between the Company and the Executive dated July 1, 1999, as amended on December 3, 2008.  No statement, representation, warranty or covenant has been made by either party with respect to the subject matter hereof except as expressly set forth herein.

                  21. MODIFICATION; WAIVER.

                           (a)  This Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and the Executive or in the case of a waiver, by the party against whom the waiver is to be effective.  Any such waiver shall be effective only to the extent specifically set forth in such writing.

                           (b)  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                  22. HEADINGS.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

                  23. COUNTERPARTS.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

                  24. SECTION 409A COMPLIANCE.

                          (a) It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”), to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  If an amendment of the Agreement is necessary in order for it to comply with Section 409A, the parties hereto will negotiate in good faith to amend the Agreement in a manner that preserves the original intent of the parties to the extent reasonably possible.  No action or failure to act pursuant to this Section 24 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes, interest or penalties pursuant to Section 409A of the Code.

          (b) Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on the date of his or her “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company to be a “specified employee” (within the meaning of Treas. Reg. Section 1.409A-1(i)), then with regard to any payment or benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service” that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code (after taking into account any applicable exceptions to such requirement), such payment or benefit shall be made or provided on the date that is the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” or (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 24 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.  Notwithstanding any provision of this Agreement to the contrary, for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment, references to the Executive’s “termination of employment” (and corollary terms) with the Company shall be construed to refer to Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company.

          (c) With respect to any reimbursement or in-kind benefit arrangements of the Company and its subsidiaries that constitute deferred compensation for purposes of Section 409A, except as otherwise permitted by Section 409A, the following conditions shall be applicable: (i) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other calendar year (except that the health and dental plans may impose a limit on the amount that may be reimbursed or paid), (ii) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days after termination of employment”), the actual date of payment within the specified period shall be within the sole discretion of the Company.  Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A.  If, under the terms of this Agreement, it is possible for a payment that is subject to Section 409A to be made in two separate taxable years, payment shall be made in the later taxable year.

  25.  GENERAL INDEMNIFICATION.  If the Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Proceeding”), by reason of the fact that he is or was an officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is the Executive’s alleged action in an official capacity while serving as a director, officer, member, employee or agent, the Executive shall be indemnified and held harmless by the Company to the fullest extent permitted or authorized by applicable law and its organizational documents, including for negligence (but not for gross negligence) by the Executive, against all cost, expense, liability and loss reasonably incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if he has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of the Executive’s heirs, executors and administrators.  The Company shall advance to the Executive all such reasonable costs and expenses incurred by him in connection with any such Proceeding within fifteen (15) days after receiving written notice requesting such an advance, subject to and conditioned on the Executive’s having provided to the Company a written undertaking, in a form reasonably acceptable to the Company, to repay the amount advanced if he is ultimately determined not to be entitled to indemnification against such costs and expenses.  The Company shall maintain a directors’ and officers’ liability insurance policy covering the Executive to the extent the Company provides such coverage for its other executive officers.

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                  IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed in its corporate name by one of its officers duly authorized to enter into and execute this Agreement, and the Executive has manually signed his name hereto, all as of the day and year first above written.

1-800-FLOWERS.COM, INC.

By:
Title:

EXECUTIVE

James F. McCann